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                                                                   Exhibit 10.16


                        AMENDMENT TO EMPLOYMENT AGREEMENT


THIS AMENDMENT is made and entered this ______ day of January, 2002 by and between Land O'Lakes, Inc., a Minnesota cooperative corporation with its principal place of business at 4001 Lexington Avenue North, Arden Hills, Minnesota 55126 (hereinafter referred to as "Land O'Lakes"), and John L. Prince, an individual residing at 131 Valley View Drive, Exeter, California 93221 (hereinafter referred to as "Prince").

WHEREAS, the parties entered into an employment agreement dated August 19, 1998 ("Employment Agreement"), and the parties now wish to modify certain terms of the Employment Agreement.

NOW THEREFORE, in consideration of the premises and the respective covenants and commitments of LAND O'LAKES and Prince set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, LAND O'LAKES and Prince agree as follows:

1. The parties agree that from January 1, 2002 through February 29, 2004, Prince's title and responsibilities shall be as originally described in Paragraph 1 of the Employment Agreement, except that he shall report to the Executive Vice President of Dairy Foods or such other person as the CEO of Land O'Lakes shall designate.

2. Paragraph 2.A. of the Employment Agreement shall be modified to read as follows:

     The term of this Agreement shall commence on July 1, 1998, and continue through February 29, 2004. Prince agrees to use all accrued PTO (exclusive of any amount in the 2000 PTO Bank) prior to the expiration of this Agreement or any voluntary termination of this Agreement by Prince pursuant to paragraph 2.D. below. Upon expiration of the term of the Agreement, the parties shall enter into a Consulting Agreement on the terms and conditions set forth in Exhibit A, attached hereto and incorporated herein by reference.

3. Paragraph 2.D. shall be modified by replacing the third sentence thereof with the following:

     In the event such termination occurs during the fourth of fifth contract year, Prince shall be entitled to receive Base Bay for one calendar year or until June 30, 2003, whichever period is shorter. In the event Prince terminates this Agreement pursuant to this paragraph after July 1, 2003, Prince shall not be entitled to any payments of Base Pay for any period after his effective termination date.

4. Paragraph 3.C. shall be modified by adding the following at the end of the paragraph:

     The parties acknowledge that the Executive Long-Term Variable Compensation Plan ended December 31, 2000. In its place, Prince became eligible to participate in the California Cooperative Value Incentive Plan according to its terms beginning January 1, 2001; Prince's participation will remain at the same level through December 31, 2003. Prince will receive no grant of units pursuant to the plan for any period after December 31, 2003.


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5.   New paragraph 3.D. shall be added:

     To the extent that the cumulative earnings of the Dairy Foods operations, Western Region (including Land O'Lakes' ownership interest in the CPI venture) for the years 2002 and 2003 exceed the cumulative total of the budgeted annual business plan numbers for those two years, then the following additional incremental incentives will be triggered:

     $1,000 for each $10,000 of incremental earnings over ABP budgeted earnings, up to a maximum incentive amount of $100,000, payable in a single cash lump-sum payment AND

     $1,000 credit toward automobile purchase (as further described in paragraph 4.B.) for each $25,000 of incremental earnings over ABP budgeted earnings, up to a maximum credit of $40,000.

     These incentives are in addition to any payments which may be due under the Land O'Lakes Annual Variable Compensation Plan. Payment or credit of incentives hereunder is contingent upon the judgment of the CEO, in his sole discretion, that the success of Western Region operations was accomplished in the context of the overall success of the Dairy Foods Division. Any payment due under this paragraph will be made not later than February 29, 2004.

6.   Current paragraph 3.D. shall be renumbered 3.E.

7.   New Paragraph 4.B. shall be added as follows:

     Upon expiration of this Agreement on February 29, 2004 (but not upon earlier termination of this Agreement for any reason), Prince may purchase his company automobile for an amount which is $10,000 less than the wholesale value of the vehicle to Land O'Lakes, subject also to credit for amounts paid by Prince for the automobile at the time of purchase in excess of the maximum paid by Land O'Lakes, all in accordance with Land O'Lakes' policy. For any vehicle purchased by Prince after the date of this amendment, the maximum to be paid by Land O'Lakes will be $50,000, notwithstanding anything to the contrary in the policy. Payment for the balance due on the vehicle shall be made not later than February 29, 2004.

8.   Paragraph 8.A. shall be modified to read as follows:

     Throughout the term of this Agreement and continuing through February 28, 2006, Prince shall not, without the prior written consent of the CEO, directly or indirectly own, manage, operate, control, participate in, or be connected in any manner with the ownership, management, operation, or control of any business, a significant portion of which involves dairy or whey products, including but not limited to cheese and whey fractions, or any other product or product group which comprises a significant portion of the business of Land O'Lakes Dairy Foods group at the time of the termination of this Agreement, in any territory in which Land O'Lakes conducts such business. Furthermore, during the same period, Prince shall not induce or attempt to persuade any agent, employee, member or customer



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     of Land O'Lakes to terminate an existing employment, agency, membership or business relationship with Land O'Lakes in order to enter into any such relationship in competition with Land O'Lakes. The parties hereto expressly agree and acknowledge that involvement by Prince in the operation or ownership of a dairy farm or calf-raising operation, standing alone, shall not be a violation of these obligations. The foregoing obligations of this paragraph 8 shall survive the term of this Agreement.


In all other respects, the terms of the Employment Agreement remain in full force and effect.

IN WITNESS WHEREOF, each of the parties have executed this Amendment effective as of the date first above written.

JOHN L. PRINCE                                       LAND O'LAKES, INC.


---------------------                                ----------------------

Date:_________________                               Date:_____________________



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                                    Exhibit A

                              Consulting Agreement

THIS AGREEMENT is made and entered into this ____ day of________, 2003, by and between Land O'Lakes, Inc., a Minnesota cooperative corporation with its principal place of business at 4001 Lexington Avenue North, Arden Hills, Minnesota 55126 (hereinafter referred to as "Land O'Lakes"), and John L. Prince, an individual residing at 131 Valley View Drive, Exeter, California 93221 (hereinafter referred to as "Prince").

         WHEREAS, Land O'Lakes desires to retain Prince as a consultant on the terms and conditions set forth in this Agreement, and Prince desires to be retained by Land O'Lakes to perform consulting services under the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the respective covenants and commitments of Land O'Lakes and Prince set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Land O'Lakes and Prince agree as follows:

1. Services to be Performed. Land O'Lakes hereby retains Consultant to provide such consulting services within the areas of his experience and expertise as it may request from time to time. In performing the services hereunder, Consultant's Land O'Lakes contact will be the Executive Vice President Dairy Foods or such other person as the CEO of Land O'Lakes may designate. In no event shall Consultant have the authority to enter into any agreements, whether written or oral, to bind Land O'Lakes in any manner.

     The services to be provided by Consultant under the terms of this Agreement shall be performed personally by Consultant, and there shall be no substitution for Consultant's personal services. Consultant shall diligently and conscientiously use his best efforts in performing consulting services under this Agreement in accordance with any deadlines or other time requirements established by Land O'Lakes.

2.   Term and Termination.

     A. The initial term of this Agreement shall be a one-year period commencing on March 1, 2004, and ending February 28, 2005. The Agreement may be renewed for an additional one-year renewal term, subject to the mutual agreement of the parties; the parties agree to resolve the status of the renewal term not later than November 30, 2004.

     B. This Agreement shall terminate immediately upon the happening of either (1) Prince's death, or (2) the disability, incapacitation, or unavailability of Prince for a consecutive period of three (3) months or more, which renders Prince unable to perform consulting services hereunder.

     C. Land O'Lakes may terminate this Agreement at any time, without prior notice to Prince, in the event Prince breaches this Agreement or any continuing obligation of his Employment Agreement with Land O'Lakes in any material respect, which breach is not cured or is not capable of being cured by Prince within thirty (30) days after written notice of such breach is delivered to Prince by Land O'Lakes.



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3.   Consulting Fees; Expenses. In consideration for services performed by
     Consultant hereunder, Land O'Lakes agrees to pay Consultant a consulting fee in the amount of Ten Thousand Dollars ($10,000.00) per month for each month in which Consultant is available to provide up to eighty (80) hours of services hereunder. In the event Land O'Lakes desires more than 80 hours of Consultant's service in a calendar month, the parties shall mutually agree in advance to compensation for additional consulting time. As additional consideration for consulting services hereunder, Land O'Lakes will reimburse Prince for his COBRA expense (or, if Prince so elects, and the cost thereof is less than COBRA expense, his retiree medical premium), for each month during the term of this Agreement. Travel expenses (e.g., meals, lodging, transportation and other reasonable expenses) incurred by Consultant at the request of Land O'Lakes, which are reasonable and necessary to the performance of consulting services hereunder, will be paid directly or reimbursed by Land O'Lakes. All requests for expense reimbursement, including COBRA expense reimbursement, must be submitted within thirty (30) days after the expense is incurred.

4. Independent Contractor. It is understood that Consultant's relationship to Land O'Lakes under this Agreement shall be that of an independent contractor, and Consultant shall not be considered an employee for any purpose. The conduct and control of Consultant's work within the scope of duties assigned shall lie solely with Consultant, except that the work shall be subject to Land O'Lakes' general right of supervision to secure the satisfactory completion thereof. Accordingly, Consultant shall be responsible for payment of all taxes arising out of his activities in accordance with this Agreement, including, by way of illustration but not limitation, federal and state income taxes, social security taxes, unemployment insurance taxes, and other taxes or business license fees as required. Further, Consultant shall not be entitled to any of the benefits that Land O'Lakes provides to its employees, including, without limitation, medical benefits, pension benefits, insurance for worker's compensation, unemployment, or general liability.

5.   Confidential Information.

     A. Consultant shall carefully guard and keep secret all information relating to Land O'Lakes' business operations including, but not limited to, all trade secrets, customers, customer or supplier lists, price lists, long range plans, annual business plans, products, and feed formulas ("Confidential Information"), whether such Confidential Information is acquired as a result of the services rendered hereunder or otherwise. Consultant shall not, at any time, whether in the performance of this Agreement or at a later time, directly or indirectly, disclose such Confidential Information to any person, firm, or corporation or other third party or use the same in any way other than in connection with the business affairs of Land O'Lakes, unless Consultant first secures the prior written consent of Land O'Lakes. Consultant acknowledges and agrees that the Confidential Information constitutes a unique and valuable asset of Land O'Lakes acquired at great time and expense by Land O'Lakes and its predecessors, and that any disclosure or use of the Confidential Information other than for the sole benefit of Land O'Lakes would be wrongful and would cause irreparable harm to Land O'Lakes. During the term of this Agreement and at all times thereafter, Consultant shall refrain from any acts or omissions that would reduce the value of the Confidential Information to Land O'Lakes.



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     B.   In the event Consultant becomes legally compelled to disclose any
          Confidential Information of Land O'Lakes, Consultant shall provide Land O'Lakes with immediate notice so that Land O'Lakes may seek a protective order or other appropriate remedy. If a protective order or other remedy is not obtained by Land O'Lakes, Consultant shall only furnish that portion of Land O'Lakes' Confidential Information which is legally required and shall exercise Consultant's best efforts to obtain a protective order or other reliable assurance that Land O'Lakes' Confidential Information shall be accorded confidential treatment.

     C. The provisions of this paragraph 5 shall not apply to: (1) Information that was publicly available at the time Consultant acquires it from Land O'Lakes; (2) Information that subsequently becomes publicly available other than by Consultant's breach of this Agreement; (3) Information that was known by Consultant prior to Consultant acquiring it from Land O'Lakes as evidenced by written documentation; (4) Information that was rightfully acquired by Consultant from a source other than Land O'Lakes or Land O'Lakes' affiliates, directors, employees, agents, or representatives, provided that such source is not prohibited from transmitting such information to Consultant pursuant to any contractual, fiduciary, or legal obligation; (5) Information that was independently developed by Consultant without the use of Land O'Lakes' Confidential Information, as evidenced by written documentation; or (6) Information as generally disclosed by Land O'Lakes to third parties without similar obligations of confidentiality.

     D. The foregoing obligations of this paragraph 5 shall survive the termination of this Agreement. Except for the obligations of this paragraph 5, nothing in this Agreement shall be construed to limit the right of Consultant to provide consulting services to or be employed by any party during or after the term of this Agreement.

6. Return of Land O'Lakes' Property. Whenever requested by Land O'Lakes or upon termination of this Agreement, regardless of how termination is effected, Consultant shall immediately return to Land O'Lakes all of Land O'Lakes' property, including, without limitation, all files, papers, and records of every kind, and any and all copies thereof, used by Consultant in rendering services hereunder or otherwise.

7. Severability. The provisions of this Agreement shall be severable, and the invalidity of any provision, or portion thereof, shall not affect the enforceability of the remaining provisions of this Agreement.


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8.   Waiver. None of the provisions of this Agreement shall be considered waived by either party hereto unless the waiver is given in writing to the other party. A written waiver shall operate only as to the specific term or condition waived, and no written waiver shall be deemed to be a continuing waiver unless specifically stated to be continuing in effect.

9. Assignment. Consultant may not assign, delegate, or transfer this Agreement or any of Consultant's rights or obligations hereunder without the prior written consent of Land O'Lakes.

10. Headings. Titles and headings in this Agreement are for the convenience of reference only and do not form a part of this Agreement and shall in no way affect the interpretation hereof.

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

12. Advice of Counsel. No party, representative, or counsel for either party has acted as counsel for the other party with respect hereto. Each party represents that such party has sought and obtained any legal advice deemed necessary prior to entering into this Agreement. Each party hereto has had the opportunity to fully negotiate the terms hereof and to modify the draftsmanship of this Agreement. Therefore, the terms of this Agreement shall be construed and interpreted without any presumption, inference, or rule requiring construction or interpretation against the party causing this Agreement to be drafted. No party or representative for such party shall act or be deemed to act as legal counsel or representative for the other party.

13. Entire Agreement. This writing constitutes the entire understanding of Land O'Lakes and Consultant and supersedes all previous agreements or negotiations with respect to the subject matter hereof. No modification, alteration, or change in the terms hereof shall be effective unless made in writing and signed by both Land O'Lakes and Consultant.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

CONSULTANT                                  LAND O'LAKES, INC.


____________________________________        By _________________________________
JOHN L. PRINCE
                                           Its _________________________________